EXHIBIT 99.1

Rimage Reports Continued Strong Qumu Growth During First Quarter 2013

Qumu Revenues of $4.3 Million, up 216% over 1Q 2012
First Quarter Qumu Contracted Commitments Total $4.4 Million
Qumu Contracted Commitment Backlog of $12.4 Million at March 31, 2013
Conference call today at 4:30 p.m. ET

Minneapolis, MN – April 24, 2013 – Rimage Corporation (NASDAQ: RIMG) today reported its financial results for the first quarter ended March 31, 2013. Total company revenues for the first quarter 2013 were $19.5 million, unchanged from total revenues in the first quarter of 2012.

Qumu First Quarter Financial Highlights

•	Qumu revenues totaled $4.3 million in the first quarter of 2013, an increase of 216% from $1.4 million in the first quarter of 2012 and slightly better than revenues in the seasonally strong fourth quarter of 2012.
•	Qumu contracted commitments were $4.4 million in the recent first quarter. This represented a 225% increase from the first quarter last year.
•	Qumu’s backlog of contracted revenues totaled $12.4 million at March 31, 2013, compared to $12.7 million at December 31, 2012.

Sherman L. Black, president and CEO, said, “Qumu’s secure enterprise video solution continues to attract new customers and our momentum in the marketplace continues to build. Our first quarter was anchored by three key wins – a global technology retailer, a top five global financial institution and a global engineering and construction company. The adoption of video as a key communication tool within companies is increasingly expanding. Qumu offers a single solution for capturing video from any source, automating the secure distribution of it, and maintaining complete control of that video from its creation to its consumption. Our innovative solutions release the power in video to fully engage and empower employees, partners, clients, and their customers.”

“Enterprises are focused on the security of their data as well as the need for cost-effective distribution, and Qumu is well equipped to address both these requirements. Our software allows IT and other corporate managers to send videos and rich content to employees utilizing their existing IT infrastructure.

“We have been moving aggressively to strengthen Qumu’s position to capitalize on the tremendous opportunity we see. In the past six months, we have made substantial progress in building a more effective, efficient sales and marketing organization. We have expanded our presence internationally and improved our service capabilities. In addition we will be launching a new cloud version of our product that will expand our market reach.

“The outlook for Qumu remains strong. The enterprise video communications market is a large and emerging growth market. In a short period of time, Qumu has established itself as a leader in this space. In a report published in March 2013 by Forrester, Qumu was named one of the top two leaders in providing video communications solutions. We are excited about the opportunity ahead for Qumu and remain focused on ensuring competitive products and features, enhancing visibility and driving revenue growth,” Mr. Black continued.

Disc Publishing First Quarter Financial Highlights

“Disc publishing revenues in the first quarter were down 16% from the first quarter of 2012. The first quarter last year included a large refresh order for a major retailer that did not recur this year. In addition, demand in other segments of the business declined more sharply than anticipated, reflecting a shift to alternative technologies and continued funding challenges for some customers. With our expectation that the market will continue to transition, we will take the actions needed to maximize the ability of this business to generate cash and appropriately manage this declining business over time,” Mr. Black concluded.

First Quarter 2013 Financial Highlights

•	Total revenues for the first quarter 2013 were $19.5 million, unchanged from total revenues in the first quarter of 2012. A 16% decrease in disc publishing revenues was offset by a significant increase in revenues from Qumu.
•	Gross margin for the first quarter of 2013 was 47% compared with 49% in the first quarter a year ago. The decrease reflected a less favorable sales mix and under-absorbed disc publishing manufacturing costs.
•	Operating expenses in the quarter were $13.2 million compared with $12.5 million in the first quarter last year. Included in the recent first quarter results was approximately $0.5 million, or $0.06 per share of non-recurring severance and legal costs. In addition, Qumu commission costs were higher due to the increased Qumu revenues.
•	The net loss for the first quarter was $4.0 million, or $(0.46) per share, compared with a net loss of $1.7 million in the first quarter of 2012, or $(0.17) per share. The first quarter Non-GAAP loss per share was $(0.42).
•	Cash and marketable securities totaled $48.4 million at March 31, 2013 compared with $50.1 million at the end of December 2012. First quarter cash used in operations was approximately $1.0 million.

Stock Repurchase Program

The Company did not repurchase any shares of Rimage common stock during the first quarter 2013. There are approximately 778,000 shares remaining for repurchase under the authorization. As of March 31, 2013, there were 8,667,071 shares outstanding.

Revenue Guidance

Based on the current outlook, the Company continues to believe the revenue guidance previously established for 2013 is achievable and expects consolidated revenues to grow compared to 2012. Qumu revenues are expected to grow greater than 50% in 2013 compared to 2012. The Company expects this Qumu growth to be partially offset by a decline in disc publishing revenues. Second quarter 2013 revenues are expected to be between $18 and $20 million.

Earnings per Share and Financial Guidance Reconciliation

First Quarter 2013

GAAP earnings (loss) per share	$(0.46)

Impact of amortization of intangibles	$0.04

Non-GAAP earnings (loss) per share	$(0.42)

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of Qumu acquisition intangibles that may not be indicative of the core business operating results. Rimage believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its fourth quarter results and recent corporate developments today, April 24, 2013 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-941-8609 for domestic participants and 480-629-9692 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Rimage website, www.rimage.com. Webcasts will be archived on Rimage’s website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the demand for the Company’s products or software, the integration of the Qumu business, anticipated synergies between Rimage and Qumu businesses, the effect of changes in technology, the development and marketing of new products, or repurchases under the Company’s expanded stock repurchase program. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their employees, customers, and partners.  Rimage’s Qumu business is the global leader in the rapidly growing enterprise video communications market and an innovator in the secure mobile delivery of rich content. Rimage’s Disc Publishing business is the global leader in CD, DVD and Blu-ray-Disc™ archiving and distribution solutions. Rimage’s industry-leading solutions help thousands of organizations in North America, Europe and Asia use video and other rich content to increase engagement and collaboration without losing control. Additional information can be found at www.rimage.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO
Rimage Corporation
952/944-8144

Jenifer Kirtland
EVC Group
415/568-9349

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended March 31,
	2013	2012
Revenues	$19,496	$19,461
Cost of revenues	10,262	9,888
Gross profit	9,234	9,573
Operating expenses:
Research and development	3,357	3,105
Selling, general and administrative	9,716	9,196
Amortization of purchased intangibles	157	247
Total operating expenses	13,230	12,548
Operating loss	(3,996)	(2,975)
Other expense, net	(97)	(68)
Loss before income taxes	(4,093)	(3,043)
Income tax benefit	(54)	(1,274)
Net loss	(4,039)	(1,769)
Net loss attributable to noncontrolling interest	62	64
Net loss attributable to Rimage	$(3,977)	$(1,705)

Net loss per basic share	$(0.46)	$(0.17)

Net loss per diluted share	$(0.46)	$(0.17)
Basic weighted average shares outstanding	8,679	10,217
Diluted weighted average shares outstanding	8,679	10,217

Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2013	December 31, 2012
Cash and marketable securities	$48,361	$50,140
Receivables	12,659	13,055
Inventories	6,080	6,036
Total current assets	73,702	75,950
Property and equipment, net	5,816	5,966
Total assets	92,643	95,563
Current liabilities	21,377	19,807
Long-term liabilities	4,395	5,129
Noncontrolling interest	42	103
Rimage stockholders’ equity	66,829	70,524